Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Fourth Quarter Results

Overland Park, KS, Jan. 29, 2013 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported fourth quarter income from continuing operations of $52.4 million, or $0.61 per diluted share, compared to $52.1 million, or $0.61 per diluted share, during the third quarter of 2012 and $39.4 million, or $0.46 per diluted share, during the same period last year.

As previously disclosed, in October 2012, we entered into a definitive agreement to sell the Legend group of subsidiaries (“Legend”).  As a result of this transaction, which was effective January 1, 2013, Legend’s operations are classified as discontinued operations in all periods presented. Net income from Legend’s discontinued operations added $0.01 per diluted share to both the current quarter as well as the fourth quarter of 2011.  Unless stated otherwise, any reference to financial statement items in this release refers to results from continuing operations.

Operating income was $83.4 million during the quarter, an increase of 5% compared to the previous quarter and 34% compared to the same period last year.  Our operating margin rose to a multi-year high of 27.5%, compared to 27.2% during the previous quarter and 22.8% during the same period last year.

At $96.4 billion, assets under management marked a new quarterly high, rising 2% during the quarter and 16% compared to December 31, 2011.  Each of our distribution channels experienced small outflows during the quarter for a total of $165 million firm-wide, a rate of organic decay of less than 1%.

Business Discussion

Management commentary

“The uncertainty that overshadowed most of 2012 profoundly impacted investor sentiment as evidenced by the industry’s actively managed equity outflows of approximately $150 billion,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “Despite this uncertainty, we stayed focused on executing our strategy, growing assets under management by 16% and generating $2.3 billion of net inflows.  We remain committed to our principles of performance excellence and outstanding client service.”

Advisors channel

Sales efforts of our financial advisors totaled $1.1 billion during the current quarter, an 18% improvement compared to the third quarter and a 24% improvement compared to the same period last year.  Sales marked the second highest quarterly level in this channel’s history, slightly below the high water mark set during the second quarter of 2008.

Flows were negative at $75 million during the quarter as investors apparently sought to realize capital gains in anticipation of higher tax rates in 2013.  Still, our Advisors channel finished 2012 with inflows of $191 million for the year, comparing favorably to 2011’s outflows of $156 million.  Sales for the year were a record $4.1 billion.

Our advisors’ productivity continued to rise, reaching an average of $44.3 thousand per advisor during the fourth quarter for an annual total of $168 thousand per advisor, an improvement of 8% compared to the year ended December 31, 2011.  This productivity improvement is the combined result of our focus on more selective recruiting as well as our clients’ increased use of fee-based advisory products.  During 2012, approximately 37% of underwriting and distribution revenues generated by the Advisors channel came from asset-based fees on advisory products, compared to 29% during 2011.

Wholesale channel

Sales from our Wholesale channel were $3.5 billion during the quarter, a decline of 3% compared to the previous quarter and 7% compared to the fourth quarter of 2011.  Net flows were negative at $77 million, only the second quarter of outflows in the channel’s 10-year history.  The current quarter’s outflows may have been influenced by investors’ desire to lock in capital gains before the highly anticipated increase in the capital gains tax rate.

The breadth of our sales remains good with 42% of sales in fixed income products — including 33% in our High Income product, and 58% in equities — including 33% in the Asset Strategy fund.  Concentration of assets under management continues to diminish as seven funds are now in excess of $1 billion of assets under management.  Asset Strategy, our largest fund, now accounts for 54% of total assets under management and 32% of 2012’s sales compared to 59% of assets under management and 47% of sales during 2011.

Institutional channel

Sales of $562 million declined 22% compared to the previous quarter and rose 23% compared to the same period in 2011, reflecting the lumpy nature of institutional business.  The current quarter had outflows of $13 million compared to inflows of $231 million and $3 million during the third quarter of 2012 and fourth quarter of 2011, respectively.

Core Equity, Large Cap Growth, and Asset Strategy remain major contributors to the channel’s recent sales success. Redemption pressure on accounts we subadvise for one client in Europe persisted through the end of the year as European investors continued to underweight U.S. equities.  Assets under management for these accounts aggregate to approximately 5% of total assets under management in our Institutional channel.

Management Fee Revenue Analysis

Both the sequential and year-over-year increase in quarterly revenues was due to higher levels of assets under management.  The effective fee rate remains largely unchanged at 59.8 basis points during the current quarter, compared to 59.8 basis points during the third quarter and 60.1 basis points during the fourth quarter of 2011.

Underwriting and Distribution Revenue and Expense Analysis

Advisors channel

Higher asset allocation fees were responsible for approximately 40% of the increase in revenues compared to the third quarter, while higher sales commissions from front-load products, insurance, higher Rule 12b-1 fees and financial plans also saw meaningful sequential increases.  Direct expenses as a percentage of revenues declined due to lower payouts on client assets now serviced by the home office and lower incentive payments on investment products.  Indirect expenses saw a small increase, mostly due to true-ups to our sales convention costs.

Compared to the same period last year, revenues increased because of higher asset allocation fees.  A small increase in Rule 12b-1 fees was offset by lower front-load commissions.  Direct expenses rose with associated revenues.  Indirect expenses remain unchanged.

Wholesale channel

Compared to the previous quarter, revenues rose with higher Rule 12b-1 fees.  Direct expenses fell on a combination of lower wholesaler commissions and third party fees, and more than offset the increase to Rule 12b-1 fee payouts.  Indirect expenses remain largely unchanged.

Compared to the fourth quarter of 2012, revenues rose with higher Rule 12b-1 fees.  Direct expenses rose with higher Rule 12b-1 fees and higher third party costs.  Indirect costs rose on higher IT costs.

Compensation and Related Expense Analysis

The sequential increase was largely due to higher payroll taxes on incentive bonus payments and the vesting of equity awards.

Compared to the fourth quarter of 2011, costs increased on a combination of higher base salary, payroll taxes, pension costs and group health care, and were partly offset by lower incentive compensation.  Equity compensation also contributed to the increase due to the higher value of this year’s grants.

General and Administrative Expense Analysis

The third quarter included a reduction in estimated legal costs, which were partially offset by higher consultant fees.  These adjustments were responsible for the sequential increase in costs in the fourth quarter.

Compared with the same period last year, expenses fell due to a combination of lower legal and IT costs, which were partly offset by higher dealer services costs.

Balance Sheet Information

As of December 31, 2012, cash and cash equivalents and investment securities were $504 million, after payment of an $85 million special dividend in December.  Long-term debt was $190 million and there was no short-term debt outstanding.

Stockholders’ equity was $510 million and there were 85.7 million shares outstanding.  During the quarter, we repurchased 378 thousand shares on the open market or privately, bringing our annual total to 1.5 million shares at an aggregate cost of $49 million.  Separately, on December 31, we granted 467 thousand shares of restricted stock in accordance with our annual program.

Unaudited Consolidated Statement of Income

	2011				2012
(Amounts in thousands, except for per share data)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$131,644	$138,985	$133,495	$126,476	$134,900	$134,213	$138,364	$141,754
Underwriting and distribution fees	117,041	121,101	115,786	115,556	121,153	123,687	122,819	128,806
Shareholder service fees	29,750	31,109	31,060	30,530	31,818	31,786	32,182	32,323
Total operating revenues	278,435	291,195	280,341	272,562	287,871	289,686	293,365	302,883
Operating Expenses:
Underwriting and distribution	138,607	142,910	138,111	140,590	144,486	148,067	147,408	150,020
Compensation and related costs	39,542	40,971	36,105	40,714	44,158	41,931	42,343	43,343
General and administrative	16,087	17,854	20,979	19,190	17,764	23,634	15,774	18,160
Subadvisory fees	8,080	8,313	7,291	6,201	6,271	5,208	4,921	4,609
Depreciation	3,483	3,725	3,866	3,690	3,359	3,329	3,188	3,335
Total operating expenses	205,799	213,773	206,352	210,385	216,038	222,169	213,634	219,467
Operating Income	72,636	77,422	73,989	62,177	71,833	67,517	79,731	83,416
Investment and other income/(loss)	948	2,459	(4,178)	2,876	3,949	1,325	2,632	1,911
Interest expense	(2,900)	(2,832)	(2,837)	(2,839)	(2,826)	(2,825)	(2,826)	(2,834)
Income from continuing operations before taxes	70,684	77,049	66,974	62,214	72,956	66,017	79,537	82,493
Provision for taxes	26,314	27,954	27,603	22,843	26,119	24,792	27,421	30,143
Income from continuing operations	44,370	49,095	39,371	39,371	46,837	41,225	52,116	52,350
Income/(loss) from discontinued operations, net of income taxes	1,263	875	463	651	550	493	(43,590)	971
Net Income	$45,633	$49,970	$39,834	$40,022	$47,387	$41,718	$8,526	$53,321
Net Income per share from continuing operations	0.52	0.57	0.46	0.46	0.55	0.48	0.61	0.61
Income/(loss) per share from discontinued operations	0.01	0.01	0.00	0.01	0.00	0.00	(0.51)	0.01
Net income per share	0.53	0.58	0.46	0.47	0.55	0.48	0.10	0.62
Weighted average shares outstanding - diluted	85,836	86,275	85,782	85,286	85,606	86,095	85,755	85,459
Operating margin	26.1%	26.6%	26.4%	22.8%	25.0%	23.3%	27.2%	27.5%

Underwriting and Distribution

	2011				2012
(Amounts in thousands)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Revenues	$72,555	$74,018	$70,088	$73,416	$76,680	$79,779	$78,160	$83,146
Expenses
Direct	50,872	52,422	49,748	51,316	53,676	55,813	54,246	56,375
Indirect	22,791	23,724	24,761	26,138	26,367	26,755	25,727	26,349
Total expenses	$73,663	$76,146	$74,509	$77,454	$80,043	$82,568	$79,973	$82,724
Wholesale Channel
Revenues	$44,486	$47,083	$45,698	$42,140	$44,473	$43,908	$44,659	$45,660
Expenses
Direct	56,498	58,425	55,502	53,664	55,104	55,287	57,390	56,963
Indirect	8,446	8,339	8,100	9,472	9,339	10,212	10,045	10,333
Total expenses	$64,944	$66,764	$63,602	$63,136	$64,443	$65,499	$67,435	$67,296
Total
Revenues	$117,041	$121,101	$115,786	$115,556	$121,153	$123,687	$122,819	$128,806
Expenses
Direct	107,370	110,847	105,250	104,980	108,780	111,100	111,636	113,338
Indirect	31,237	32,063	32,861	35,610	35,706	36,967	35,772	36,682
Total expenses	$138,607	$142,910	$138,111	$140,590	$144,486	$148,067	$147,408	$150,020
Margin	-18.4%	-18.0%	-19.3%	-21.7%	-19.3%	-19.7%	-20.0%	-16.5%

Changes in Assets Under Management

	2011				2012
(Amounts in millions)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Beginning assets	$33,181	$34,922	$34,843	$29,760	$31,709	$35,073	$33,846	$35,374
Sales (net of commissions)	1,064	1,011	867	858	1,030	1,046	906	1,067
Redemptions	(990)	(1,059)	(1,004)	(994)	(1,042)	(961)	(1,019)	(1,132)
Net sales	74	(48)	(137)	(136)	(12)	85	(113)	(65)
Net exchanges	(62)	(55)	(79)	(66)	103	(49)	(60)	(152)
Reinvested dividends & capital gains	54	128	83	88	67	147	98	142
Net flows	66	25	(133)	(114)	158	183	(75)	(75)
Market action	1,675	(104)	(4,950)	2,063	3,206	(1,410)	1,603	361
Ending assets	$34,922	$34,843	$29,760	$31,709	$35,073	$33,846	$35,374	$35,660

Wholesale Channel
Beginning assets	$40,883	$44,742	$46,558	$38,138	$40,954	$46,738	$44,379	$47,650
Sales (net of commissions)	4,719	4,211	3,957	3,707	4,433	3,864	3,563	3,466
Redemptions	(3,162)	(2,566)	(3,515)	(3,752)	(3,446)	(3,535)	(3,088)	(3,828)
Net sales	1,557	1,645	442	(45)	987	329	475	(362)
Net exchanges	62	55	79	65	(104)	48	59	152
Reinvested dividends & capital gains	0	117	29	133	87	249	136	133
Net flows	1,619	1,817	550	153	970	626	670	(77)
Market action	2,240	(1)	(8,970)	2,663	4,814	(2,985)	2,601	1,357
Ending assets	$44,742	$46,558	$38,138	$40,954	$46,738	$44,379	$47,650	$48,930

Institutional Channel
Beginning assets	$9,609	$10,407	$10,346	$9,558	$10,494	$11,981	$10,894	$11,785
Sales (net of commissions)	776	556	1,625	456	652	567	721	562
Redemptions	(530)	(709)	(737)	(503)	(507)	(1,058)	(532)	(662)
Net sales	246	(153)	888	(47)	145	(491)	189	(100)
Net exchanges	0	0	0	0	0	0	0	0
Reinvested dividends & capital gains	16	28	18	50	30	58	42	87
Net flows	262	(125)	906	3	175	(433)	231	(13)
Market action	536	64	(1,694)	933	1,312	(654)	660	3
Ending assets	$10,407	$10,346	$9,558	$10,494	$11,981	$10,894	$11,785	$11,775

Consolidated Total
Beginning assets	$83,673	$90,071	$91,747	$77,456	$83,157	$93,792	$89,119	$94,809
Sales (net of commissions)	6,559	5,778	6,449	5,021	6,115	5,477	5,190	5,095
Redemptions	(4,682)	(4,334)	(5,256)	(5,249)	(4,995)	(5,554)	(4,639)	(5,622)
Net sales	1,877	1,444	1,193	(228)	1,120	(77)	551	(527)
Net exchanges	0	0	0	(1)	(1)	(1)	(1)	0
Reinvested dividends & capital gains	70	273	130	271	184	454	276	362
Net flows	1,947	1,717	1,323	42	1,303	376	826	(165)
Market action	4,451	(41)	(15,614)	5,659	9,332	(5,049)	4,864	1,721
Ending assets	$90,071	$91,747	$77,456	$83,157	$93,792	$89,119	$94,809	$96,365

Supplemental Information

	2011				2012
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Redemption rates - long term assets
Advisors	9.6%	10.1%	10.0%	10.4%	10.1%	9.1%	9.7%	10.6%
Wholesale	29.7%	22.3%	31.0%	35.7%	30.7%	31.5%	26.6%	31.9%
Institutional	21.3%	27.1%	27.8%	19.0%	18.2%	37.3%	18.4%	22.8%
Total	21.0%	18.2%	22.9%	24.1%	21.5%	23.9%	19.3%	22.9%

Gross Revenue per advisor (000s)	39.2	40.2	37.6	38.7	40.3	42.2	41.4	44.3

Number of advisors	1,732	1,751	1,758	1,816	1,778	1,764	1,753	1,763

Number of shareholder accounts (000s)	3,988	4,087	4,118	4,155	4,082	4,139	4,179	4,077

Number of shareholders (000s)	803	819	827	825	832	824	793	785

Fund Rankings

	1 Year	3 Years	5 Years
Lipper
Equity funds
Top quartile	29%	28%	42%
Top half	39%	50%	58%

Equity assets
Top quartile	63%	24%	31%
Top half	67%	73%	81%

Fixed income funds
Top quartile	32%	35%	60%
Top half	42%	53%	60%

Fixed income assets
Top quartile	53%	54%	69%
Top half	57%	65%	69%

All funds
Top quartile	30%	30%	46%
Top half	40%	51%	59%

All assets
Top quartile	61%	31%	40%
Top half	64%	71%	78%

MorningStar
% of funds with 4 or 5 stars
Equity funds	32%	20%	39%
All funds	28%	16%	39%

% of assets with 4 or 5 stars
Equity assets	27%	11%	30%
All assets	31%	9%	39%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, January 29th at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh-Russell, VP, Investor Relations, (913) 236-1880, nrussell@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, which include, without limitation:

•                                          The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                                          The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                                          The loss of existing distribution channels or inability to access new distribution channels;

•                                          A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                                          Our inability to implement new information technology and systems, or inability to complete such implementation in a timely or cost effective manner;

•                                          Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                                          A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds; and

•                                          Our inability to hire and retain senior executive management and other key personnel.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2011 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2012.  All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.